UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 14, 2013

Valley Forge Composite Technologies, Inc.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Florida (state or other jurisdiction of incorporation)	000-51420 (commission file number)	20-3061892 (irs employer identification no.)

50 East River Center Blvd., Suite 820, Covington Kentucky (address of principal executive offices)		41011 (zip code)
Registrant’s telephone number, including area code (859) 581-5111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENT OF CERTAIN OFFICERS.

On February 13, 2013, Louis J. Brothers resigned from his positions as President, Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Valley Forge Composite Technologies, Inc. (the “Company”), effective immediately.  Mr. Brothers also resigned as a member of the Board of Directors.

On February 13, 2013, Dan Cayse resigned from his position as a member of the Board of Directors.

On February 13, 2013  the Board of Directors (“Board”) sought Larry K. Wilhide’s consent to be appointed as Interim President, Chief Executive Officer, Chief Financial Officer and Interim Chairman of the Board.  Mr. Wilhide agreed and the Board appointed him to the above referenced positions.

Mr. Wilhide, 64, is a founder of the Company, and since its inception in 1997 has been a director and the vice-president of engineering. On July 6, 2006, Mr. Wilhide became a director of the Company upon the execution of the Share Exchange Agreement referenced in previous filings.

Mr. Wilhide has worked as a design engineer on projects for aerospace bearings for over 25 years including cage, retainer design and spherical bearing refurbishing. He has supported general machining and grinding operations. He was team leader for computer aided design and computer numerical control programming. Additionally, Mr. Wilhide served in the U.S. Army in Korea where he held primary responsibility for arming nuclear warheads.  The Board of Directors chose Mr. Wilhide to serve as President, Chief Executive Officer, Chief Financial Officer and Chairman of the Board based  upon his design knowledge of the Company’s products along with his experience as a team leader and leadership skills and perspective regarding the design of the Company’s products.

ITEM 8.01.  OTHER EVENTS.

The Company has entered into a Settlement Agreement and Mutual Release of Claims (“Agreement”) in the case styled George Frudakis vs.Valley Forge Composite Technologies, Inc., a Florida corporation, and Lou Brothers, Civil Action No. 2010 CA-04230  (Fla. 12 th Jud. Cir.); a Stipulation and Order of Dismissal has been sent to the judge overseeing the matter for entry and filing.  Under the Agreement, the Company paid the Plaintiff $1,000 and the Company believes such sum will not have a materially adverse impact on its finances.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.

By: /s/ Larry Wilhide

Larry Wilhide
President, Chief Executive Officer, Chief Financial Officer and Chairman of the Board

Date: February 14, 2013